UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Core Laboratories N.V.
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SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF CORE LABORATORIES N.V.
MAY 19, 2011
     This Supplement to Proxy Statement (the “Supplement”) supplements the Proxy Statement dated March 22, 2011 (the “Proxy Statement”) previously made available to our shareholders in connection with the solicitation of proxies for use at the annual meeting of shareholders. This Supplement is being furnished to shareholders of Core Laboratories N.V. in connection with the solicitation of proxies by our Board of Supervisory Directors for use in voting at our annual meeting. The annual meeting will be held on May 19, 2011 at 2:30 p.m., local time, at the Sheraton Amsterdam Airport Hotel and Conference Center, Schiphol Boulevard 101, 1118 BG, Amsterdam, The Netherlands.
     We are issuing this Supplement to clarify the language on pages 10 and 16 of the Proxy Statement. Contrary to the wording on pages 10 and 16 of the Proxy Statement regarding plans to have Mr. Sodderland serve on the Nominating and Governance Committee upon his election to the Supervisory Board, it has been decided that if he is elected to the Supervisory Board, Mr. Sodderland will not serve on the Nominating and Governance Committee (or either of the other two standing committees, the Audit Committee or the Compensation Committee).
     If you have already returned your proxy card and wish to change your instructions, you may change your vote at any time before the polls close at the conclusion of voting at the annual meeting. You may revoke your proxy (1) by giving written notice to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040, at any time before the proxy is voted, (2) by submitting a new properly signed proxy card with a current date, or (3) by voting in person at the annual meeting.
     This Supplement does not provide all of the information that is important to your decisions in voting at the annual meeting. Additional information is contained in the Proxy Statement that was previously made available to our shareholders. Except as described above, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the proxy statement.
     May 10, 2011